MUFG Americas Holdings Corporation                     Exhibit 99.1
A member of MUFG, a global financial group

FOR IMMEDIATE RELEASE (7/27/2015)

Contact:	Alan Gulick	Doug Lambert
	Corporate Communications	Investor Relations
	(425) 423-7317	(212) 782-5911

MUFG AMERICAS HOLDINGS CORPORATION REPORTS SECOND QUARTER NET INCOME OF $181 MILLION

NEW YORK - MUFG Americas Holdings Corporation (the Company), parent company of San Francisco-based MUFG Union Bank, N.A. (the Bank), today reported net income for the quarter of $181 million, compared with $137 million for the prior quarter and $244 million for the year-ago quarter.

Highlights:

◦
Net income for the second quarter was $181 million, up $44 million from the first quarter of 2015 due to an increase in pre-tax, pre-provision income, partially offset by higher provision for credit losses and income tax expense.

◦	Credit quality remained strong in the second quarter of 2015 reflected by continued low levels of nonperforming assets and net charge-offs.

◦
In June 2015, Moody's Investors Service upgraded MUFG Union Bank, N.A.'s long-term deposit rating to Aa2 from Aa3 and confirmed the Bank's long-term and short-term senior debt ratings at A2 and P-1, respectively.

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The following table presents financial highlights for the periods ended June 30, 2015, March 31, 2015 and June 30, 2014:

				Percent Change to
	As of and for the Three Months Ended			June 30, 2015 from
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014 (1)	March 31, 2015	June 30, 2014
Results of operations:
Net interest income	$719	$683	$763	5%	(6)%
Noninterest income	385	335	202	15	91
Total revenue	1,104	1,018	965	8	14
Noninterest expense	843	849	635	(1)	33
Pre-tax, pre-provision income (2)	261	169	330	54	(21)
Provision for credit losses	15	3	6	400	150
Income before income taxes and including
noncontrolling interests	246	166	324	48	(24)
Income tax expense	71	34	84	109	(15)
Net income including noncontrolling interests	175	132	240	33	(27)
Deduct: Net loss from noncontrolling interests	6	5	4	20	50
Net income attributable to
MUFG Americas Holdings Corporation (MUAH)	$181	$137	$244	32	(26)

Balance sheet (end of period):
Total assets	$114,266	$113,698	$108,809	—	5
Total securities	24,287	22,463	22,847	8	6
Total loans held for investment	76,399	76,808	72,369	(1)	6
Core deposits (2)	73,080	74,190	72,058	(1)	1
Total deposits	81,702	82,741	81,566	(1)	—
Long-term debt	8,852	8,856	6,995	—	27
MUAH stockholder's equity	15,278	15,200	14,753	1	4

Balance sheet (period average):
Total assets	$112,907	$113,134	$107,871	—	5
Total securities	22,915	22,172	22,865	3	—
Total loans held for investment	76,751	77,305	71,104	(1)	8
Earning assets	102,289	102,645	97,405	—	5
Total deposits	82,147	84,088	81,221	(2)	1
MUAH stockholder's equity	15,238	15,069	14,657	1	4
Net interest margin (2)	2.84%	2.70%	3.15%

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(1) Amounts have been revised to reflect the January 1, 2015 adoption of Accounting Standards Update 2014-01 related to investments in qualified affordable housing projects.

(2) For additional information, please see the footnote explanations in our financial supplement at www.unionbank.com

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Business Integration Initiative

Effective July 1, 2014, The Bank of Tokyo-Mitsubishi UFJ, Ltd.'s (BTMU) U.S. branch banking operations, including its employees, were integrated under the Bank's operations. The Bank and BTMU entered into a master services agreement, which provides for employees of the Bank to perform various business, banking and support services and provide facilities to BTMU. In consideration for the support services, BTMU pays to the Bank fee income, which reflects market-based pricing. Costs related to the support services performed by the Bank's employees are primarily reflected as salaries and employee benefits expense.
For the quarter and year-to-date ended June 30, 2015, the Company recorded the following related to the support services:

	For the Three Months Ended	For the Six Months Ended
(Dollars in millions)	June 30, 2015	June 30, 2015

Fees from affiliates - support services	$134	$255

Staff costs associated with fees from
affiliates - support services	$123	$235

The Company also recognized fees from affiliates through revenue sharing agreements with BTMU for various business and banking services.
Summary of Second Quarter Results

Second Quarter Total Revenue

For the second quarter of 2015, total revenue (net interest income plus noninterest income) was $1.1 billion, up $86 million compared with the first quarter of 2015.
Net interest income for the second quarter of 2015 was $719 million, up 5% compared with the first quarter of 2015. The increase in net interest income was largely due to a 14 basis point increase in the net interest margin to 2.84%, which was substantially due to higher yields on commercial and industrial loans, purchased credit-impaired loans and investment securities. Average total deposits were $82.1 billion, down $1.9 billion compared with the first quarter 2015.
For the second quarter of 2015, noninterest income was $385 million, up $50 million, or 15%, compared with the first quarter of 2015, largely due to higher fees from affiliates resulting from the business integration initiative and trading account activities.
Compared with the second quarter of 2014, total revenue increased $139 million, largely due to fees from affiliates resulting from the business integration initiative, partially offset by contraction in the net interest margin.

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Second Quarter Noninterest Expense

Noninterest expense for the second quarter of 2015 was $843 million, down $6 million compared with the first quarter of 2015 and up $208 million from the second quarter of 2014. The decrease from the first quarter of 2015 was largely due to higher employee expenses related to first quarter seasonal factors and a decrease in professional and outside services expense in the current quarter, largely offset by an increase in other noninterest expense resulting from a contract termination charge.

The increase in noninterest expense from the second quarter of 2014 was largely due to increased employee costs as a result of the business integration initiative.

The effective tax rate for the second quarter of 2015 was 28.9%, compared with an effective tax rate of 20.5% for the first quarter of 2015. This increase was due primarily to discrete tax items recorded in the first quarter, which lowered the effective tax rate for that period.

Balance Sheet

At June 30, 2015, total assets were $114.3 billion, up slightly from March 31, 2015. Total loans held for investment decreased slightly compared with the first quarter of 2015, reflecting lower balances in the commercial and industrial, commercial mortgage and residential mortgage portfolios.

Total deposits were $81.7 billion at June 30, 2015, down $1.0 billion compared with the prior quarter end. Core deposits at June 30, 2015 were $73.1 billion compared with $74.2 billion at March 31, 2015.

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Credit Quality

The following table presents credit quality data for the quarters ended June 30, 2015, March 31, 2015 and June 30, 2014:

	As of and for the Three Months Ended
(Dollars in millions)	June 30, 2015	March 31, 2015	June 30, 2014

Total provision for credit losses	$15	$3	$6
Net loans charged-off	20	3	7
Nonperforming assets	381	390	547

Credit Ratios:
Allowance for loan losses to:
Total loans held for investment	0.70%	0.69%	0.77%
Nonaccrual loans	147.98	147.21	108.90
Allowance for credit losses to (1):
Total loans held for investment	0.89	0.90	0.97
Nonaccrual loans	188.39	191.20	137.13
Nonperforming assets to total assets	0.33	0.34	0.50
Nonaccrual loans to total loans held for investment	0.47	0.47	0.71

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(1) For additional information, please see the footnote explanations in our financial supplement at www.unionbank.com

Nonperforming assets as of June 30, 2015 were $381 million, or 0.33% of total assets, compared with $390 million, or 0.34% of total assets, at March 31, 2015, and $547 million, or 0.50% of total assets, at June 30, 2014.

Net loans charged-off were $20 million for the second quarter of 2015, compared with net loans charged-off of $3 million for the first quarter of 2015 and $7 million for the second quarter of 2014. The increase in net loans charged-off in the second quarter of 2015 reflected a single $9 million charge-off in the commercial and industrial portfolio, as well as $8 million in charge-offs within the purchased credit-impaired loan portfolio.

The allowance for credit losses as a percentage of total loans was 0.89% at June 30, 2015, essentially flat from March 31, 2015 and down from 0.97% at June 30, 2014. The allowance for credit losses as a percentage of nonaccrual loans was 188% at June 30, 2015, compared with 191% at March 31, 2015 and 137% at June 30, 2014. In the second quarter of 2015, the provision for credit losses was $15 million, compared with a net provision of $3 million for the first quarter of 2015 and a net provision of $6 million for the second quarter of 2014. The provision for credit losses increased in the second quarter of 2015 mainly due to higher reserves recorded within the oil and gas sector and an increase in net charge-offs.

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Capital

The following table presents capital ratio data for the quarters ended June 30, 2015 and March 31, 2015:

	June 30, 2015	March 31, 2015

Capital ratios (1), (2):

Regulatory:	U.S. Basel III
Common Equity Tier 1 risk-based capital ratio	13.56%	12.64%
Tier 1 risk-based capital ratio	13.56	12.64
Total risk-based capital ratio	15.30	14.41
Tier 1 leverage ratio	11.46	11.30

Other:
Tangible common equity ratio	10.72%	10.69%
Common Equity Tier 1 risk-based capital ratio (U.S. Basel III standardized approach; fully phased in)	13.49	12.57

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(1) For additional information, please see the footnote explanations in our financial supplement at www.unionbank.com
(2) In December 2014, the Federal Reserve Board approved the Company's request to opt-out of the advanced approaches methodology under U.S. Basel III regulatory capital rules. Accordingly, the Company now calculates its regulatory capital ratios under the standardized approach of the U.S. Basel III rules, with certain provisions subject to phase-in periods. The Bank continues to be subject to the advanced approaches rules.

The Company’s stockholder’s equity was $15.3 billion at June 30, 2015, compared with $15.2 billion at March 31, 2015.

The Company's Common Equity Tier 1, Tier 1 and Total risk-based capital ratios, calculated in accordance with U.S. Basel III regulatory capital rules, were 13.56%, 13.56% and 15.30%, respectively, at June 30, 2015. The tangible common equity ratio was 10.72% at June 30, 2015.

The Company’s estimated Common Equity Tier 1 risk-based capital ratio under U.S. Basel III regulatory capital rules (standardized approach, fully phased in) was 13.49% at June 30, 2015.

FOR ADDITIONAL INFORMATION, PLEASE REFER TO OUR FINANCIAL SUPPLEMENT ON OUR WEBSITE AT WWW.UNIONBANK.COM

Non-GAAP Financial Measures

This press release includes additional capital ratios (tangible common equity and Common Equity Tier 1 capital (calculated under the Basel III standardized approach on a fully phased-in basis)) to facilitate the understanding of the Company’s capital structure and for use in assessing and comparing the quality and composition of the Company's capital structure to other financial institutions. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies. Please refer to our separate reconciliation of non-GAAP financial measures in our financial supplement.

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Headquartered in New York, MUFG Americas Holdings Corporation is a financial holding company and bank holding company with total assets of $114.3 billion at June 30, 2015. Its principal subsidiary, MUFG Union Bank, N.A., provides an array of financial services to individuals, small businesses, middle-market companies, and major corporations. As of June 30, 2015, MUFG Union Bank, N.A. operated 390 branches, comprised primarily of retail banking branches in the West Coast states, along with commercial branches in Texas, Illinois, New York and Georgia, as well as two international offices. MUFG Americas Holdings Corporation is a wholly-owned subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd. which is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc., one of the world’s leading financial groups. Visit www.unionbank.com for more information.
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